Exhibit 99.(a)(15)

CERTIFICATE OF AMENDMENT

OF

CREDIT SUISSE CAPITAL FUNDS

The undersigned Karen Regan, does hereby certify that:

(1)               She is the duly elected and acting Secretary of Credit Suisse Capital Funds, a trust with transferable shares under Massachusetts law (the “Trust”), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on November 26, 1985, as amended to date (the “Declaration of Trust”).

(2)               In accordance with Section 6.1(b) of the Declaration of Trust, the Board of Trustees voted on May 3, 2010, to terminate the Credit Suisse Large Cap Value Fund (the “Series”) of the Trust.

(3)               There are no outstanding shares of the Series.

(4)               The Series has no net assets.

(5)               In accordance with Section 6.1(b) of the Declaration of Trust, the termination of the Series shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of October, 2010.

/s/Karen Regan
Karen Regan, Secretary

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss	October 13, 2010
COUNTY OF NEW YORK	)

Then personally appeared before me the above named Karen Regan, Secretary, and acknowledged the foregoing instrument to be her free act and deed.

/s/Richard Trigony
Notary Public
My Commission Expires

[NOTARIAL SEAL]	Richard P. Trigony
Notary Public, State of New York
No. 4884256
Qualified in Suffolk County
Commission Expires February 2, 2011